Exhibit 99.1

EVERTEC REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Announces 2026 outlook
Increases share repurchase authorization

SAN JUAN, PUERTO RICO – February 26, 2026 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2025.
Fourth Quarter 2025 Highlights and Recent Highlights

•Revenue increased 13.1% to $244.8 million, approximately 11.4% on a constant currency basis
•GAAP Net Income attributable to common shareholders decreased 11.2% to $35.6 million, and decreased 9.7% to $0.56 per diluted share
•Adjusted EBITDA increased 11.5% to $98.8 million and Adjusted earnings per common share increased 6.9% to $0.93
Full Year 2025 Highlights

•Revenue grew 10.2% to $931.8 million, approximately 10.9% on a constant currency basis
•GAAP Net Income attributable to common shareholders was $141.6 million an increase of 25.7%, or $2.20 per diluted share
•Adjusted EBITDA was $373.4 million an increase of 9.7% and Adjusted earnings per common share increased by 10.4% to $3.62
•$82.1 million returned to shareholders through share repurchases and dividends
•Increased and extended share repurchase program

Mac Schuessler, President and Chief Executive Officer stated "We closed the year with strong results, exceeding expectations across our core financial metrics and demonstrating the strength of our diversified business model. Our performance was driven by consistent execution across segments, disciplined cost management, and the ongoing contributions from strategic acquisitions. As we moved forward, we remain focused on delivering value to our clients."

Fourth Quarter 2025 Results

Revenue. Total revenue for the quarter ended December 31, 2025 was $244.8 million, an increase of 13.1%, compared with $216.4 million in the prior year quarter driven by organic growth across most of the Company's segments, and contribution from the acquisition of Tecnobank Tecnología Bancária S.A. ("Tecnobank"), completed in the fourth quarter of 2025, and the acquisitions completed in the fourth quarter of 2024. Constant currency revenue amounted to $241.1 million, representing growth of 11.4%. Merchant acquiring revenue benefited from higher sales volume and higher non-transactional revenues, partially offset by a slight decrease in spread. Payments Puerto Rico revenue benefited from ATH Movil transaction and sales volume growth, primarily in ATH Business, as well as POS transaction growth. Latin America revenue increased driven by strong performance in Brazil, continued organic growth across the region and contribution from the Tecnobank acquisition and the acquisitions completed in the prior year. Business Solutions revenue decreased as a result of the 10% discount to Popular that came into effect in the fourth quarter of 2025.

Net Income attributable to common shareholders. For the quarter ended December 31, 2025, GAAP Net Income attributable to common shareholders was $35.6 million or $0.56 per diluted share, a decrease of 11.2% when compared to $40.1 million or

$0.62 per diluted share in the prior year. The decrease was driven by higher depreciation and amortization from intangible assets recognized in recent acquisitions, higher cost of revenues in part driven by the acquisitions executed in 2025 and 2024, an increase in personnel cost and professional services, as well as higher cloud expenses. Selling, general and administrative expenses also increased driven by higher personnel cost. These variances were partially offset by higher revenues.

Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended December 31, 2025, Adjusted EBITDA was $98.8 million, an increase of $10.2 million when compared to the prior year quarter, driven by the increase in revenues and the benefit from a gain related to research and development tax credits recognized during the quarter. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenue) decreased slightly to 40.3% compared with 40.9% in the prior year, in part driven by the higher contribution from the Latin America segment.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended December 31, 2025, Adjusted Net Income was $59.5 million, an increase of 6.2% compared with $56.0 million in the prior year, driven by the increase in Adjusted EBITDA and lower cash interest expense, as we benefited from lower interest rates and the impact from repricing our debt. These were partially offset by incremental debt, the net income attributable to the non-controlling interests related to Tecnobank, an increase in the adjusted effective tax rate driven in part by a greater contribution from the Latin America segment and higher operating depreciation and amortization expense. Adjusted earnings per common share was $0.93, an increase of 6.9% compared with $0.87 in the prior year driven by the factors explained for Adjusted Net Income and a lower share count that reflects the impact from the share repurchases completed throughout the year.

Full Year 2025 Results

Revenue. Total revenue for the year ended December 31, 2025 was $931.8 million, an increase of 10.2% compared with $845.5 million in the prior year. Results reflect continued organic growth across all segments, the contribution from the Tecnobank acquisition and the acquisitions done in the fourth quarter of the prior year. Constant currency revenue amounted to $937.4 million, representing growth of 10.9%. Merchant acquiring revenue increased due to higher sales volume, an improvement in spread and higher non-transactional revenues. Payments Puerto Rico revenue benefited from ATH Movil transaction and sales volume growth, primarily in ATH Business, as well as POS transaction growth. The Latin America segment revenue benefited from a strong performance in Brazil, continued organic growth across the region and the contribution from the acquisitions completed in the fourth quarter of 2025 and 2024. Business Solutions revenue increased as a result of higher network services, an increase in consulting services and projects completed throughout the current and prior year, partially offset by the 10% discount to Popular that came into effect in the fourth quarter of 2025.

Net Income attributable to common shareholders. For the year ended December 31, 2025, GAAP Net Income attributable to common shareholders was $141.6 million, or $2.20 per diluted share, an increase of 25.7% when compared to $112.6 million or $1.73 per diluted share in the prior year. The increase was mainly driven by higher revenues, a lower depreciation and amortization from intangibles that became fully amortized during the prior year, partially offset by the intangible assets recognized in recent acquisitions, and lower interest expense from lower interest rates and repricing of our debt completed during the year. These were partially offset by an increase in cost of revenues primarily due to higher cost of sales, the recognition of the expenses associated with contractual claims related to client losses from the Pix incident in Brazil, an increase in personnel costs driven by the added headcount from acquisitions of the current and prior year, higher professional services related to strategic projects and an increase in cloud services.

Adjusted EBITDA and Adjusted EBITDA Margin. For the year ended December 31, 2025, Adjusted EBITDA was $373.4 million, an increase of 9.8% compared to the prior year. The increase in Adjusted EBITDA primarily reflects the increase in revenues and the benefit from tax credits discussed above, partially offset by an increase in operating expenses. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) decreased slightly to 40.1% compared with 40.2% in the prior year.

Adjusted Net Income and Adjusted earnings per common share. For the year ended December 31, 2025, Adjusted Net Income was $233.2 million, an increase of 9.4% compared to $213.2 million in the prior year. The increase was driven by higher adjusted EBITDA and lower cash interest expense, as we benefited from lower interest rates and the impact from repricing our debt. These were partially offset by an increase in the adjusted effective tax rate driven in part by a greater contribution from the Latin America segment and higher operating depreciation and amortization expense. Adjusted earnings per common share were $3.62, an increase of 10.4% compared to $3.28 in the prior year. The increase was driven by the increase in Adjusted Net Income and a lower share count that reflects the impact of the share repurchases completed throughout the year.
Stock Repurchase

During 2025, the Company repurchased 2,331,064 shares of the Company’s common stock at an average price of $29.73 for a total of $69.3 million. The Company funded such repurchases with cash on hand.

On February 25, 2026, the Company's Board of Directors approved an increase to the share repurchase authorization to an aggregate $150 million and an extension of the expiration date to December 31, 2027. Prior to this amendment, the share repurchase program had approximately $84.4 million remaining. The Company may repurchase shares in the open market, through accelerated share repurchase programs, 10b5-1 plans, or in privately negotiated transactions, subject to business opportunities and other factors.

2026 Outlook

The Company's revised financial outlook for 2026 is as follows:

•Total consolidated revenue between $1,024 million and $1,036 million representing growth of approximately 9.9% to 11.2%, or approximately 8.7% to 10% on a constant currency basis.
•Adjusted earnings per common share between $3.84 to $3.96 representing growth of approximately 6.1% to 9.4%, compared to the $3.62 in 2025, or approximately 4.7% to 8% on a constant currency basis.
•Capital expenditures are anticipated to be approximately $90 million
•Adjusted effective tax rate of approximately 11% to 12%

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its fourth quarter and full year 2025 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Karla Cruz-Jusino, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (855) 669-9658 or (412) 317-0088 for international callers; the pin number is 7680145. The replay will be available through Thursday, March 5, 2026. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process over ten billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include Constant currency revenue, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per common share, and Constant Currency Adjusted Earnings per common share, each as defined below.

Constant currency revenue represents reported revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, multi-year non-recurring gains recognized in connection with the sale of tax credits, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. Segment Adjusted EBITDA which is the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and for this reason is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company’s presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks, non-compete agreements, among others; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs and premiums and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interests, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

Constant Currency Adjusted Earnings per common share is defined as Adjusted earnings per common share excluding the impact of fluctuations in foreign currency exchange rates in the current period, calculated by applying prior-year period foreign currency exchange rates to current-period results.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our future results of operations and financial position, including our guidance for fiscal year 2026; our business strategies; objectives of management for future operations, including, among others, statements regarding our expected growth, international expansion and future capital expenditures; and expectations for and anticipated benefits of acquisitions, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues pursuant to our second Amended and Restated Master Services Agreement (“A&R MSA”) with them, and as it may impact our ability to grow our business; our ability to renew our client contracts on terms favorable to us, including but not limited to the current term and any extension of the A&R MSA with Popular and Amended and Restated Independent Sales Organization Sponsorship and Services Agreement (the “A&R ISO Agreement”) with Banco Popular; our reliance on our information technology systems, employees and certain suppliers and counterparties, and certain failures or disruptions in those systems or chains could materially adversely affect our operations; the risk of security breaches or other confidential data theft from our systems; our ability to recruit, retain and develop qualified personnel; fraud by merchants or others; the credit risk of our merchant clients, for which we may also be liable; our use of artificial intelligence (“AI”) and machine learning tools and the evolving regulatory framework governing such technology; a decreased client base due to consolidations and/or failures in the financial services industry; our ability to comply with existing and future rules and regulations in the jurisdictions in which we operate; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on payment card network or other network rules, standards or fees; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing fiscal challenges and the effects of potential natural disasters; risks associated with our presence in international markets, including global political, social and economic instability; operating an international business in Latin America, Puerto Rico and the Caribbean, in jurisdictions with potential political and economic instability; the impact of exposure to foreign exchange fluctuations and capital controls on our costs, earnings and the value of some of our assets; our ability to protect our intellectual property rights against infringement and to defend ourselves against potential intellectual property infringement claims and the potential impact on our business of such claims, whether or not correct; the possibility that we could lose our preferential tax rate in Puerto Rico; the possibility that we may not realize the anticipated benefits of our merger with Sinqia; the effect of purchases of our common stock pursuant to our stock repurchase plan on the value of our common stock; and the impact of our leverage on our ability to raise additional capital, that our leverage may limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations with respect to our substantial indebtedness, that we and our subsidiaries may be able to incur significant additional indebtedness, which could further increase such risks; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the "SEC") on March 3, 2025, as any such factors may be updated from time to time in the Company's filing with the SEC, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, to be filed with the SEC. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.
Investor Contact
Loyda Montes Santiago
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

	Quarter ended December 31,		Year ended December 31,
(Dollar amounts in thousands, except share data)	2025	2024	2025	2024
Revenues	$244,832	$216,395	$931,818	$845,486

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	119,717	103,990	469,128	406,416
Selling, general and administrative expenses	45,172	37,648	154,164	145,558
Depreciation and amortization	36,869	26,795	122,086	127,846
Total operating costs and expenses	201,758	168,433	745,378	679,820
Income from operations	43,074	47,962	186,440	165,666
Non-operating income (expenses)
Interest income	4,689	3,058	15,035	13,332
Interest expense	(18,037)	(17,381)	(68,278)	(74,733)
Gain (loss) on foreign currency remeasurement	137	(2,034)	592	(5,198)
Earnings from equity investees	804	1,032	5,094	4,298
Other income, net	8,009	9,777	15,492	16,261
Total non-operating expenses	(4,398)	(5,548)	(32,065)	(46,040)
Income before income taxes	38,676	42,414	154,375	119,626
Income tax expense	1,640	1,747	9,815	4,847
Net income	37,036	40,667	144,560	114,779
Less: Net income attributable to non-controlling interest	1,475	605	2,970	2,159
Net income attributable to EVERTEC, Inc.’s common stockholders	35,561	40,062	141,590	112,620
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(18,211)	(77,378)	74,588	(152,851)
Loss (gain) on cash flow hedges	(128)	8,481	(6,593)	(74)
Unrealized gain (loss) on change in fair value of debt securities available-for-sale	5	(3)	20	(7)
Other comprehensive (loss) income, net of tax	$(18,334)	$(68,900)	$68,015	$(152,932)
Total comprehensive income (loss) attributable to EVERTEC, Inc.’s common stockholders	$17,227	$(28,838)	$209,605	$(40,312)
Net income per common share:
Basic	$0.56	$0.63	$2.22	$1.75
Diluted	$0.56	$0.62	$2.20	$1.73
Shares used in computing net income per common share:
Basic	63,068,066	63,613,215	63,703,500	64,286,725
Diluted	63,817,305	64,650,434	64,422,155	65,077,535

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)	December 31, 2025	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$305,993	$273,645
Restricted cash	25,838	24,594
Accounts receivable, net	164,381	137,501
Settlement assets	26,098	31,942
Prepaid expenses and other assets	68,462	61,383
Total current assets	590,772	529,065
Debt securities available-for-sale, at fair value	3,202	913
Equity securities, at fair value	5,849	4,976
Investments in equity investees	30,120	29,472
Property and equipment, net	64,354	62,059
Operating lease right-of-use asset	38,218	10,131
Goodwill	891,992	726,901
Other intangible assets, net	553,082	430,885
Deferred tax asset	45,386	33,877
Derivative asset	—	4,338
Other long-term assets	20,321	24,994
Total assets	$2,243,296	$1,857,611
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$125,575	$124,553
Accounts payable	63,726	58,729
Contract liability	26,573	25,274
Income tax payable	3,218	8,981
Current portion of long-term debt	23,867	23,867
Short-term borrowings	10,000	—
Current portion of operating lease liability	5,878	6,229
Settlement liabilities	26,202	32,027
Total current liabilities	285,039	279,660
Long-term debt	1,053,030	925,062
Deferred tax liability	71,356	44,810
Contract liability - long term	47,032	55,003
Operating lease liability - long-term	33,305	4,924
Derivative liability	5,225	1,351
Other long-term liabilities	34,317	27,540
Total liabilities	1,529,304	1,338,350
Redeemable non-controlling interests	89,155	43,460
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 61,756,639 shares issued and outstanding at December 31, 2025 (December 31, 2024 - 63,614,077)	618	636
Additional paid-in capital	—	7,003
Accumulated earnings	687,696	599,608

Accumulated other comprehensive loss, net of tax	(66,708)	(134,723)
Total EVERTEC, Inc. stockholders’ equity	621,606	472,524
Non-controlling interest	3,231	3,277
Total equity	624,837	475,801
Total liabilities and equity	$2,243,296	$1,857,611

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2025	2024
Cash flows from operating activities
Net income	$144,560	$114,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,086	127,846
Amortization of debt issue costs and accretion of discount	4,689	4,739
Operating lease amortization	6,869	7,063
Provision for expected credit losses and sundry losses	1,505	926
Deferred tax benefit	(24,153)	(26,726)
Share-based compensation	29,582	30,275
Earnings of equity investees	(5,094)	(4,298)
Dividend received from equity method investee	3,861	3,364
(Gain) loss on foreign currency remeasurement	(592)	5,198
Other, net	1,296	(1,423)
(Increase) decrease in assets:
Accounts receivable, net	(28,559)	(11,225)
Prepaid expenses and other assets	(1,725)	(865)
Other long-term assets	4,846	1,288
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	(17,191)	(6,602)
Income tax payable	(8,425)	6,199
Contract liability	(8,248)	14,199
Operating lease liabilities	(7,374)	(7,359)
Other long-term liabilities	9,074	2,681
Total adjustments	82,447	145,280
Net cash provided by operating activities	227,007	260,059
Cash flows from investing activities
Additions to software	(68,165)	(63,044)
Property and equipment acquired	(23,336)	(25,379)
Acquisitions, net of cash acquired	(144,445)	(34,030)
Acquisition of available-for-sale debt securities	(2,391)	(793)
Investment in equity method investee	—	(2,000)
Other investing activities, net	101	6,964
Net cash used in investing activities	(238,236)	(118,282)
Cash flows from financing activities
Acquisition of redeemable non-controlling interest	(5,167)	—
Debt issuance and repricing costs	(1,425)	(1,215)
Withholding taxes paid on share-based compensation	(8,961)	(9,970)
Proceeds from issuance of long-term debt	149,625	—
Repayment of short-term borrowings for purchase of equipment and software	(2,163)	(2,479)
Net increase in short-term borrowings	10,000	—
Dividends paid	(12,781)	(12,873)
Repurchase of common stock	(69,293)	(82,293)
Repayment of long-term debt	(23,867)	(23,867)

Repayment of other financing agreements	(4,765)	(8,134)
Settlement activity, net	(112)	(8,641)
Other financing activities, net	(2,643)	(3,088)
Net cash provided by (used in) financing activities	28,448	(152,560)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	16,261	(18,292)
Net increase (decrease) in cash, cash equivalents, restricted cash and cash included in settlement assets	33,480	(29,075)
Cash, cash equivalents, restricted cash and cash included in settlement assets at the beginning of the period	314,649	343,724
Cash, cash equivalents, restricted cash, and cash included in settlement assets at end of the period	$348,129	$314,649
Cash and cash equivalents	305,993	273,645
Restricted cash	25,838	24,594
Cash and cash equivalents included in settlement assets	16,298	16,410
Cash, cash equivalents, restricted cash and cash included in settlement assets	$348,129	$314,649

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Quarter ended December 31, 2025
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$56,444	$109,259	$48,219	$58,323	$272,245	$(27,413)	$244,832
Adjusted EBITDA	30,336	34,943	19,396	20,593	105,268	(6,500)	98,768

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $15.8 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $7.8 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $3.9 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Quarter ended December 31, 2024
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$54,764	$77,870	$46,645	$62,408	$241,687	$(25,292)	$216,395
Adjusted EBITDA	31,328	25,144	19,937	24,357	100,766	(12,156)	88,610

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $14.4 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $6.4 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $4.4 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Year ended December 31, 2025
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$223,266	$369,467	$189,913	$250,085	$1,032,731	$(100,913)	$931,818
Adjusted EBITDA	124,676	107,614	78,368	93,936	404,594	(31,211)	373,383
(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $59.9 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $26.6 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $14.5 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Year ended December 31, 2024
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$214,749	$302,784	$180,500	$243,975	$942,008	$(96,522)	$845,486
Adjusted EBITDA	121,390	79,681	72,632	102,669	376,372	(36,144)	340,228

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $57.6 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $21.1 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $17.8 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Quarter ended December 31,		Year ended December 31,
(Dollar amounts in thousands, except share data)	2025	2024	2025	2024
Revenue	244,832	216,395	$931,818	845,486
Currency Adjustment - Constant (1)	(3,708)	—	5,600	—
Constant Currency Revenue	$241,124	$216,395	$937,418	$845,486

Net income	37,036	40,667	144,560	114,779
Income tax expense	1,640	1,747	9,815	4,847
Interest expense, net	13,348	14,323	53,243	61,401
Depreciation and amortization	36,869	26,795	122,086	127,846
EBITDA	88,893	83,532	329,704	308,873
Equity (income) loss (2)	(805)	(1,032)	(1,620)	(1,270)
Compensation and benefits (3)	8,306	8,458	36,033	31,644
Transaction, refinancing and other fees (4)	2,511	(4,382)	9,858	(4,217)
(Gain) Loss on foreign currency remeasurement (5)	(137)	2,034	(592)	5,198
Adjusted EBITDA	98,768	88,610	373,383	340,228
Operating depreciation and amortization (6)	(18,373)	(15,735)	(68,789)	(61,467)
Cash interest expense, net (7)	(12,663)	(13,182)	(50,697)	(56,931)
Income tax expense (8)	(5,469)	(3,073)	(16,399)	(6,371)
Non-controlling interest (9)	(2,771)	(616)	(4,297)	(2,217)
Adjusted Net Income	$59,492	$56,004	$233,201	$213,242
Net income per common share (GAAP):
Diluted	$0.56	$0.62	$2.20	$1.73
Adjusted earnings per common share (Non-GAAP):
Diluted	$0.93	$0.87	$3.62	$3.28
Shares used in computing adjusted earnings per common share:
Diluted	63,817,305	64,650,434	64,422,155	65,077,535

1)Constant currency adjustment is calculated by applying prior-year period foreign currency exchange rates to current-period results.
2)Represents the elimination of non-cash equity earnings from equity investments, net of dividends received.
3)Primarily represents share-based compensation and severance payments.
4)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, multi-year non-recurring gains recognized in connection with the sale of tax credits and other non-recurring expenses.
5)Represents non-cash unrealized losses and (gains) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
6)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
7)Represents interest expense, less interest income, as they appear on the unaudited condensed consolidated statements of income and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs and premiums, and accretion of discount.
8)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
9)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	Outlook 2026			2025
(Dollar amounts in millions, except per share data)	Low		High
Revenues (GAAP)	$1,024	to	$1,036	$932
Currency adjustment - constant (1)	(11)		(11)
Constant currency revenues (Non-GAAP)	1,013		1,025

Earnings per Share (EPS) (GAAP)	$2.43	to	$2.60	$2.20
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (2)	0.53		0.53	0.70
Merger and acquisition related depreciation and amortization (3)	1.10		1.08	0.83
Non-cash interest expense (4)	0.04		0.04	0.04
Tax effect of non-gaap adjustments (5)	(0.17)		(0.18)	(0.10)
Non-controlling interest (6)	(0.09)		(0.11)	(0.05)
Total adjustments	1.41		1.36	1.42
Adjusted EPS (Non-GAAP)	$3.84	to	$3.96	$3.62
Currency adjustment - constant (1)	(0.05)		(0.05)
Constant Currency Adjusted EPS (Non-GAAP)	$3.79		$3.91
Shares used in computing adjusted earnings per common share			62.4	64.4

(1)Constant currency adjustment is calculated by applying prior-year period foreign currency exchange rates to current-period results.
(2)Represents share-based compensation, the elimination of non-cash equity earnings from equity investments, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(3)Represents depreciation and amortization expenses amounts generated as a result of M&A activity.
(4)Represents non-cash amortization of the debt issue costs and premiums and accretion of discount.
(5)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 11% to 12%).
(6)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.